Exhibit 99.1

Element Solutions Inc Announces Closing of the Acquisition of Kester
and Successful Repricing of the Company’s Existing Term Loans
•Closed $68 million acquisition of Kester, a global supplier of advanced assembly materials, from Illinois Tool Works Inc.
•Highly strategic acquisition adding scale and capabilities to Element Solutions’ market-leading assembly materials business
•Repriced $744 million Term Loan B to reduce borrowing cost by 25 basis points or approximately $2 million in annual interest expense
•Cumulative impact of these two transactions expected to be approximately 3% to 4% accretive to adjusted EPS in 2020
MIAMI, Fla., December 3, 2019 – Element Solutions Inc (NYSE:ESI) ("Element Solutions" or the “Company”), a global and diversified specialty chemicals company, announced today that it has closed its acquisition of Kester for approximately $68 million in cash from Illinois Tool Works Inc.
Kester is a global supplier of advanced technology assembly materials used in electronics assembly and semiconductor applications. The business, with roots dating to 1899, has manufacturing facilities in the U.S. and Germany. Kester’s products serve global customers across a diverse set of end-markets including consumer electronics, telecommunications, medical, automotive and military and aerospace.
Element Solutions also announced the successful repricing of its existing $744 million term loans which reduced the applicable interest rate by 25 basis points. The January 2026 maturity of the term loans is unchanged. The Company's previously-announced cross-currency swaps and interest rate swaps will continue to apply with the same terms and conditions, effectively fixing the interest rate of the term loans at approximately 2.00% on the Euro equivalent balance of the loans through January 2024.
Chief Executive Officer Benjamin Gliklich commented, “Kester is a high-quality business with a great brand and strong legacy that brings us new capabilities and broader market access while fitting well within our existing electronics assembly materials business. I am thrilled to welcome the Kester team to the Element Solutions family. This acquisition is a model for the prudent, highly-strategic acquisitions that Element Solutions aims to pursue alongside the judicious return of capital to shareholders in its capital allocation strategy. We funded the purchase price with cash-on-hand and without a material increase to our net debt to adjusted EBITDA ratio. Simultaneously, we have been able to reduce the cost of our term loans by 25 bps, reflecting the credit markets increased enthusiasm for our strategy and conservative balance sheet. We anticipate the cumulative impact of these transactions to contribute approximately 3% to 4% accretion to adjusted EPS in 2020.”
About Element Solutions Inc
Element Solutions Inc is a leading specialty chemicals company whose businesses formulate a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, the innovative solutions of the Company’s businesses enable customers'

manufacturing processes in several key industries, including electronic circuitry, semiconductor, communication infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy.

More information about the Company is available at www.elementsolutionsinc.com.

Forward-looking Statements
This press release contains forward-looking statements, including, but not limited to, statements regarding the anticipated benefits of the repricing of the Company’s term loans and the acquisition of Kester, including the cumulative impact of these transactions on the Company’s adjusted earnings per share (EPS) in 2020, the successful integration of this acquisition, added scale and capabilities and broader market access, as well as acquisition strategy and return of capital to shareholders. These statements are based on management's estimates and assumptions with respect to future events, and are believed to be reasonable, though are inherently difficult to predict. Actual results could differ materially from those projected as a result of certain factors including, without limitation, factors included in the Company’s periodic and other reports filed with the Securities and Exchange Commission. Element Solutions undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Relations Contact:

Yash Nehete
Senior Associate, Corporate Development & IR
Element Solutions Inc
1-561-406-8465

Media Contact:

Liz Cohen
Managing Director
Kekst CNC
1-212-521-4845